Exhibit 14.2

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This Code of Ethics for Senior Financial Officers applies to Potomac Bancshares, Inc.’s (“Potomac”) and Bank of Charles Town’s (“BCT”) (collectively, Potomac and BCT are referred to as the “company”) Chief Executive Officer, and Chief Financial Officer (“Senior Financial Officers”). Its purpose is to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations, particularly as related to the maintenance of the company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission. The provisions of this Code of Ethics for Senior Financial Officers supplement, but do not replace, the Code of Ethics applicable to all employees.

1.	Each Senior Financial Officer shall carry out his or her responsibilities honestly and with integrity, maintaining and promoting high standards of ethical conduct, while exercising at all times their best independent judgment.

2.	Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the company with the Securities and Exchange Commission. Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the company in its public filings or otherwise assist the appropriate members of senior management in fulfilling their responsibilities as specified in the company’s policies related to financial reporting and disclosure, and internal controls.

3.	Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves senior management or other employees who have a significant role in the company’s financial reporting, disclosure or internal controls.

4.	Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving senior management or other employees who have a significant role in the company’s financial reporting, disclosures or internal controls.

5.	Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the company and the operation of its business, by the company or any agent thereof.

6.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics for Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics for Senior Financial Officers.

82